Exhibit 99.1

Allison Transmission Provides Update on Impact of COVID-19

INDIANAPOLIS, March 27, 2020 – Allison Transmission Holdings Inc. (NYSE: ALSN) today provided a business update in light of the rapid spread of the COVID-19 virus. In response to recent disruptions to our supply chain, changes in customer demand and a weaker outlook for the global economy, Allison is temporarily suspending production at select manufacturing facilities beginning March 30, 2020. The company will continue to monitor the situation and will adjust production at other facilities as the situation warrants.

During this period, to protect the safety, health and well-being of our employees, customers, suppliers and communities, Allison continues to implement preventative measures while also meeting the needs of customers, including increased frequency of cleaning and disinfecting of facilities, social distancing, remote working when possible, travel restrictions and limitations on visitor access to facilities.

The company is also withdrawing its previously announced guidance for the fiscal year ending December 31, 2020, which did not factor in the effects of the COVID-19 pandemic. Allison cannot predict if or when any further disruptions will occur due to the rapidly changing environment as the COVID-19 pandemic continues to evolve. Possible causes for further disruptions include additional changes in customer demand, further disruptions in supplier deliveries and the impact of government regulations or mandates. Allison believes its future financial results will be impacted, but at this time, the magnitude of those impacts is uncertain. The company will comment on its 2020 outlook during its first quarter 2020 earnings call.

“Allison’s long-standing commitment to prudent balance sheet management has positioned the company to navigate through this challenging period,” said David S. Graziosi, President and Chief Executive Officer, Allison Transmission. As of December 31, 2019, the company had $192 million of cash and $595 million of available revolving credit facility commitments. Allison also maintains a flexible and long-dated debt structure with the earliest long-term debt maturity due in 2024.

About Allison Transmission

Allison Transmission (NYSE: ALSN) is the world’s largest manufacturer of fully automatic transmissions for medium- and heavy-duty commercial vehicles and medium- and heavy-tactical U.S. defense vehicles, as well as a supplier of commercial vehicle propulsion solutions, including electric hybrid and fully electric propulsion systems. Allison products are used in a wide variety of applications, including on-highway trucks (distribution, refuse, construction, fire and emergency), buses (school, transit and coach), motorhomes, off-highway vehicles and equipment (energy, mining and construction applications) and defense vehicles (wheeled and tracked). Founded in 1915, the company is headquartered in Indianapolis, Indiana, USA. With a market presence in more than 80 countries, Allison has regional headquarters in the Netherlands, China and Brazil with manufacturing facilities in the U.S., Hungary and India. Allison also has approximately 1,500 independent distributor and dealer locations worldwide. For more information, visit allisontransmission.com.

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical fact contained in this press release are forward-looking statements, including all statements regarding future financial results or expected ability to re-open our facilities promptly. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plans,” “project,” “anticipate,” “believe,” “estimate,” “predict,” “intend,” “forecast,” “could,” “potential,” “continue” or the negative of these terms or other similar terms or phrases. Forward-looking statements are not guarantees of future performance and involve known and unknown risks. Factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made include, but are not limited to: changes in national and local economic and business conditions as a consequence of the COVID-19 virus pandemic, and the impact of the pandemic on our ability to manufacture and sell our products; risks related to our substantial indebtedness; our participation in markets that are competitive; the highly cyclical industries in which certain of our end users operate; uncertainty in the global regulatory and business environments in which we operate; our ability to prepare for, respond to and successfully achieve our objectives relating to technological and market developments, competitive threats and changing customer needs; the concentration of our net sales in our top five customers and the loss of any one of these; the failure of markets outside North America to increase adoption of fully-automatic transmissions; U.S. and foreign defense spending; general economic and industry conditions; increases in cost, disruption of supply or shortage of raw materials or components used in our products; the discovery of defects in our products, resulting in delays in new model launches, recall campaigns and/or increased warranty costs and reduction in future sales or damage to our brand and reputation; risks associated with our international operations, including increased trade protectionism; labor strikes, work stoppages or similar labor disputes, which could significantly disrupt our operations or those of our principal customers; our intention to pay dividends and repurchase shares of our common stock and other risks and uncertainties associated with our business described in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that the expectations will be attained or that any deviation will not be material. All information is as of the date of this press release, and we undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in expectations.

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Press Contact

Claire Gregory

Director of Communications and Media Relations

317-242-7928

Claire.Gregory@allisontransmission.com

Raymond Posadas

Director of Investor Relations

ir@allisontransmission.com

(317) 242-3078